Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into on the  16 day of January, 2008 and is effective on and as of the 1st day of January, 2008 (the “Effective Date”), by and between Optelecom-NKF, Inc., a Delaware corporation (the “Company”), and Steven Tamburo (the “Executive”).

Recitals

WHEREAS, the Company desires to employ the Executive, and the Executive desires to work for the Company, all pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made below, the parties agree as follows:

1.             Employment, Duties and Acceptance.

1.1         Employment.

(a)   Effective upon the Effective Date, the Company shall continue to employ the Executive as its Chief Financial Officer. In such capacity, the Executive shall report to the Chief Executive Officer of the Company and shall perform such duties and assume such responsibilities as may be assigned by the Chief Executive Officer or the Board of Directors of the Company from time to time. The Executive accepts such employment and shall perform his duties faithfully and to the best of his abilities.

(b)   The Executive shall devote his full working time and creative energies to the performance of his duties hereunder and will at all times devote such additional time and efforts as are reasonably sufficient for fulfilling the significant responsibilities entrusted to him. So long as such activities, in the aggregate, do not interfere with the performance by the Executive of his duties hereunder, the Executive shall be permitted a reasonable amount of time to participate (as board member, officer or volunteer) in civic, political and charitable activities.

1.2         Place of Employment.    The Executive’s principal place of employment shall be in the Washington, D.C. metropolitan area, subject to such travel as may be reasonably required by his employment pursuant to the terms hereof. The Executive shall not be required to relocate outside of the Washington, D.C. metropolitan area during the Term unless the Company provides relocation benefits acceptable to the Executive in his sole discretion.

2.             Term of Employment.

Unless terminated earlier in accordance with the provisions of this Agreement, the Executive’s employment hereunder shall continue until the one (1) year anniversary of the Effective Date (the “Term”).

3.             Compensation.

3.1         Salary.    As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay to the Executive during the Term a salary of $175,000 per annum (the “Base Salary”) less such deductions as shall be required to be withheld by applicable laws and regulations or as otherwise authorized by the Executive. The Base Salary shall accrue from and after the Effective Date, and shall be payable during the Term, in arrears in equal periodic installments, in accordance with the Company’s customary payroll practices in effect at the time of payment. The Executive’s Base Salary may be reviewed by the Board of Directors of the Company or the Compensation Committee thereof (collectively, the “Board”) and may be increased (but not decreased) based upon the evaluation of the Executive’s performance and the compensation policies of the Company in effect at the time of each such review.

3.2         Incentive Compensation.    The Executive will be entitled to participate in the Company’s Incentive Bonus Plan for Plan Year 2008 (the “2008 Incentive Plan”). Provided the Company’s annual defined goals as determined by the Board and set forth in the 2008 Incentive Plan are met, the Executive’s potential estimated bonus under the 2008 Incentive Plan would be 40% of the Base Salary at “Target”. The Executive’s variable compensation under the 2008 Incentive Plan would also include restricted stock and stock options to be earned according to the 2008 Incentive Plan, as determined by the Board. In addition, during the Term, the Executive shall be entitled to participate in any subsequent bonus or incentive plan or program adopted by the Board in which executive officers of the Company are eligible to participate, in accordance with such terms as are determined by the Board.

3.3         Participation in Executive Benefit Plans.    The Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group medical, dental, long-term and short-term disability insurance, life insurance, and 401(k) plan of the Company available to other comparable executives of the Company generally on the same terms as such other executives.

3.4         Vacation.    The Executive shall be entitled to accrue twenty (20) days of paid vacation and ten (10) days of paid sick leave per year in accordance with the Company’s Paid Time Off Policy, to be scheduled and taken at the Executive’s option at such times as his duties may permit. The established vacation year is the calendar year, January 1 through December 31. Vacation leave can be accrued for a maximum of 240 hours at the end of a calendar year. Any vacation leave accrued in excess of 240 hours on any December 31st will be paid to the employee by March 31st of the following year, provided that the employee has taken at least two weeks vacation leave during the year in which the excess was accrued, otherwise the excess will be lost by the employee. Pay for any unused earned vacation will be given at the time of termination, up to a maximum of 240 hours.

3.5         Expenses.    Subject to such policies as may from time to time be established by the Board, the Company shall pay or reimburse the Executive for all ordinary, necessary and reasonable expenses (including, without limitation, travel, meetings, dues, subscriptions, fees, educational expenses, computer equipment, mobile telephones, professional insurance, and the like) actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Board may require.

3.6.        Withholding.    The Company is authorized to withhold from the amount of any Base Salary and incentive compensation and any other things of value paid to or for the benefit of the Executive, all sums authorized by the Executive or required to be withheld by law, court decree, or executive order, including (but not limited to) such things as income taxes, employment taxes, and employee contributions to fringe benefit plans sponsored by the Company.

4.             Termination.

4.1         General.   This Agreement shall terminate upon the expiration of the Term, unless earlier terminated in accordance with the provisions of this Section 4.

4.2         Termination Upon Mutual Agreement.   The Company and the Executive may, by mutual written agreement, terminate this Agreement and/or the employment of the Executive at any time.

4.3         Death or Disability of Executive.

(a)          The employment of the Executive hereunder shall terminate upon (i) the death of the Executive, and (ii) at the option of the Company upon not less than thirty (30) days’ prior written notice to the Executive or his personal representative or guardian, if the Executive suffers a Total Disability (as defined in Section 4.3(b) below).

(b)         For purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), or (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform each of the material duties of the Executive required hereby, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of determination, reasonably expected to last an additional ninety (90) days or longer after the date of determination, in each case based upon medically available reliable information, and the provision of clear and convincing evidence by the Company of the Executive’s inability substantially to perform each material duty hereunder in support of such determination by the physician.

(c)          Any leave on account of illness or temporary disability which is short of “Total Disability” shall not constitute a breach of this Agreement by the Executive and in no event shall any party be entitled to terminate this Agreement for “cause” or “good reason” (as such terms are defined herein) due to any such leave. All physicians selected hereunder shall be board certified in the specialty most closely related to the nature of the disability alleged to exist.

4.4         Termination For Cause.    The Company may, upon action of the Board, and upon written notice to the Executive specifying in reasonable detail the reason therefor, terminate the employment of the Executive at any time for “cause” (as defined below), provided, however, that if the reason for termination for “cause” is susceptible of cure, the Executive shall have a period of thirty (30) days after such written notice to effect a cure. “Cause” means (i) the material failure of the Executive to perform his duties under this Agreement which failure materially adversely affects the Company or its business after notice and a reasonable opportunity to cure; (ii) willful malfeasance by the Executive in connection with the performance of his duties under this Agreement that could in the good faith judgment of the Board (x) have a material adverse impact on the Company’s business, (y) subject the Company to criminal penalties in excess of $50,000, or (z) result in the incarceration of any officer, director or employee of the Company; (iii) the Executive being convicted of, or pleading guilty or nolo contendere to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude; (iv) fraud or embezzlement against the Company; (v) the failure of the Executive to obey in all material respects any proper written direction of the Chief Executive Officer or the Board that is not inconsistent with this Agreement and which failure to obey has a material adverse effect on the Company; or (vi) the violation by the Executive of the non-competition and confidentiality provisions of Section 5 of this Agreement.

4.5         Termination For Good Reason.    The Executive may resign (and thereby terminate his employment under this Agreement) at any time for “good reason” (as defined below), upon not less than thirty (30) days’ prior written notice to the Company specifying in reasonable detail the reason therefor, provided, however, that if the reason for resignation for “good reason” is susceptible of cure, the Company shall have a period of thirty (30) days after such written notice to effect a cure. For purposes of this Agreement, “good reason” shall mean (i) any material failure by the Company to comply with any material obligation imposed by this Agreement; or (ii) a substantial reduction in the Executive’s title, position, duties or responsibilities.

4.6         Payments Upon Termination.

(a)          In the event that the Executive’s employment is terminated by the Company without “cause,” or by the Executive for “good reason,” then, if no Change of

Control (as defined below) has occurred on or before the date of such termination, the following provisions shall apply:

(i)   The Company shall pay the Executive the Base Salary to which the Executive would have been entitled pursuant to Section 3.1 of this Agreement had the Executive remained in the employ of the Company for a period of twelve (12) months from the date of termination (the “Termination Payment Period”). Such payments shall be paid on the same schedule used to pay Base Salary to the Executive during the Term.

(ii)  Unless prohibited by law or, with respect to any insured benefit, the terms of the applicable insurance contract, the Executive shall continue to participate in, and be covered under, the Company’s medical, dental, long-term and short-term disability insurance, and life insurance plan on the same basis as other executives of the Company during the Termination Payment Period.

(iii)    Notwithstanding the foregoing, the Company shall not be required to make any payment to the Executive or maintain the Executive’s participation or coverage under any plan pursuant to this Section 4.6(a) if the Executive breaches any of the provisions of Section 5 hereof. In such event, the Company shall provide written notice to the Executive detailing such violation.

(b)         In the event the Executive’s employment is terminated (i) pursuant to Section 2, (ii) by the Company for “cause,” or (iii) by the Executive without “good reason,” then the Company shall have no duty to make any payments or provide any benefits to the Executive pursuant to this Agreement other than payment of the amount of the Executive’s Base Salary accrued through the date of termination of his employment.

(c)         Upon termination of Executive’s employment for death or Total Disability, the Company shall pay to the Executive, guardian or personal representative, as the case may be, in addition to any insurance or disability benefits to which he may be entitled hereunder, all amounts accrued or vested prior to such termination.

(d)         In the event that the Executive’s employment is terminated by the Company without “cause,” or by the Executive for “good reason,” then, if a Change of Control (as defined below) has occurred on or before the date of such termination or the Company has entered into a definitive agreement for a Change of Control on or before the date of termination and such termination is effected in contemplation of such Change of Control, the following provisions shall apply:

(i)      The Company shall pay the Executive the Base Salary to which the Executive would have been entitled pursuant to Section 3.1 of this Agreement had the Executive remained in the employ of the Company for a period of twenty four (24) months from the date of termination (the “Change of Control Payment Period”) and any bonus payments earned through the date of termination. Such payments shall be paid on the same schedule used to pay Base Salary to the Executive during the Term.

(ii)   Unless prohibited by law or, with respect to any insured benefit, the terms of the applicable insurance contract, the Executive shall continue to participate in, and be covered under, the Company’s medical, dental, long-term and short-term disability insurance, and life insurance plan on the same basis as other executives of the Company during the Change of Control Payment Period.

(iii)    Notwithstanding the foregoing, the Company shall not be required to make any payment to the Executive or maintain the Executive’s participation or coverage under any plan pursuant to this Section 4.6(d) if the Executive breaches any of the provisions of Section 5 hereof. In such event, the Company shall provide written notice to the Executive detailing such violation.

(e)           For purposes of this Agreement, the term “Change of Control” shall mean:

(i)            Any person (as defined conventionally in the context of corporate ownership) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended) of more than 50% of the Company’s then outstanding voting securities (measured on the basis of voting power);

(ii)           The closing of an agreement of merger or consolidation with any other corporation or business entity, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(iii)          The liquidation or dissolution of the Company or upon the closing of a sale or disposition by the Company of all or substantially all of the Company’s assets.

(f)            The Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance, or other benefits other than those specifically set forth in this Agreement or any applicable grant agreement under the Optelecom-NKF, Inc. Stock Option Plan of 2002, as amended from time to time, or any subsequent stock option plan of the Company.

4.7           No Disparaging Comments Upon Termination.

Upon termination of this Agreement, the Company will refrain from making any disparaging remarks about the Executive. Similarly, the Executive shall refrain from making any disparaging remarks about the businesses, services, products, stockholders, officers, directors or other personnel of the Company or any of its affiliates.

5.             Certain Covenants of the Executive.

5.1         Necessity for Covenants.    The Executive acknowledges that (i) the Company is engaged and will in the future be engaged in the Business (as defined below); (ii) his employment pursuant to this Agreement will give him access to customers and suppliers of, and trade secrets of and confidential information concerning, the Company; and (iii) the agreements and covenants contained in this Section 5 are essential to protect the business and goodwill of the Company. In order to induce the Company to enter into this Agreement and pay the compensation and other benefits at the levels requested by the Executive, the Executive enters into the following covenants:

5.2         Definitions.

(a)           “Company” for purposes of this Article 5 shall include the Company and all of the Company’s majority owned subsidiaries and affiliates.

(b)           “Business” shall mean the development, manufacturing, marketing, sale and/or supply of network video equipment, including video servers, Ethernet switches, fiber optic systems and video management software.

(c)           “Business Contact” shall mean any (i) customer which has purchased goods or services provided by the Company during the Term, (ii) prospective customer whom the Executive or persons working for or directly with the Executive has contacted during the Term for the purpose of endeavoring to sell the goods or services of the Company to the prospective customer, or (iii) provider of goods or services to the Company.

(d)           “Service Area” means the geographic area in which the Company markets and sells its goods and services.

5.3           Restrictions.    During the Term and for a period of one (1) year after the date (the “Termination Date”) the Executive’s employment hereunder is terminated (the “Restricted Period”), the Executive shall not, directly or indirectly, for himself or on behalf of any other person, firm, corporation or other entity, whether as a principal, agent, employee, stockholder, partner, officer, member, director, sole proprietor, or otherwise:

(a)           call upon or solicit any Business Contact for the purpose of persuading the Business Contact to engage the Executive or any other person, firm, corporation or other entity to provide goods or services which are the same or similar to those the Company provided to the Business Contact or to engage the Business Contact to provide goods or services which are the same or similar to those the Business Contact provided to the Company to any other person, firm, corporation or other entity;

(b)           solicit, participate in or promote the solicitation of any person who was employed by the Company at any time during the twelve (12) months preceding the Termination Date to leave the employ of the Company, or hire or engage any of those persons;

(c)           make any disparaging remarks about the Company’s business, services or personnel;

(d)           interfere in any way with the Company’s business, prospects or personnel; or

(e)           become affiliated with or render services to any person engaged in any business that competes with the Business within the Service Area, directly or indirectly, in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee or consultant; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities which are publicly traded if the Executive (a) is not a controlling person of, or a member of a group which controls, the issuer and (b) does not, directly or indirectly, own 5% or more of any class of securities of the issuer.

5.4         Trade Secrets and Confidential Information

5.4.1   Trade Secrets Defined.    The term “Trade Secrets,” as used in this Agreement, includes, without limitation, (i) all information concerning the Company and all aspects of the Business, including costs, revenues, profits, pricing, customer information, product information, supply sources, marketing, prospective and executed contracts, budgets and business plans, (ii) all information which is unique to the Company or to any aspect of the Business which has a significant business purpose and is not known or generally available from sources outside the Company or typical of industry practice, and which would have a material adverse effect on the Company or the Business if disclosed, and (iii) all formulae, innovations, inventions, improvements, compilations, programs, devices, lists, methods, techniques, practices, procedures or processes of the Company and all information relating thereto.

5.4.2   Confidential Information Defined.    Any other information not qualifying as a Trade Secret, but relating to the business of the Company which is disclosed by the Company to the Executive, or is discovered by the Executive in the course of employment, is Confidential information.

5.4.3   Duty to Maintain Secrecy and Confidentiality.    During the Period of the Executive’s employment with the Company, and for a period of three (3) years thereafter, the Executive shall maintain the secrecy and confidentiality of the Trade Secrets and the Confidential Information and shall not (i) divulge, furnish or make accessible to anyone or in any way use, for his own benefit or for the benefit of any other individual firm or entity (other than in the ordinary course of the Company’s business), any Trade Secret or Confidential Information; (ii) take or permit any action to be taken which would reduce the value of the Trade Secrets or Confidential Information to the Company; or (iii) otherwise misappropriate or suffer the misappropriation of the Trade Secrets or the Confidential Information.

5.4.4        Information Which is Publicly Known.    Notwithstanding anything herein to the contrary, the obligations of secrecy and confidentiality set forth herein shall not apply to any information which is now generally publicly known or which subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by the Executive, or which is required by law or order of any court to be disclosed.

5.5         Property of the Company.    All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including but not limited to, such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Executive, or made available to the Executive concerning the Business, are and shall be the property of the Company and shall be delivered to the Company promptly upon the termination of the Executive’s employment with the Company or at any other time on request.

5.6         Executive’s Ideas, Etc.    All inventions, prototypes, discoveries, improvements, innovations and the like (“Inventions”) and all works of original authorship or images that are fixed in any tangible medium of expression and all copies thereof (“Works”) which are designed, created or developed by Executive, solely or in conjunction with others, in the course of performance of the Executive’s duties which relate to the Business, shall be made or conceived for the exclusive benefit of and shall be the exclusive property of the Company. The Executive shall immediately notify the Company upon the design, creation or development of all Inventions and Works. At any time thereafter, the Executive, at the request and expense of the Company, shall execute and deliver to the Company all documents or instruments which may be necessary to secure or perfect the Company’s title to or interest in the Inventions and Works, including but not limited to applications for letters of patent, and extensions, continuations or reissues thereof, applications for copyrights and documents or instruments of assignment or transfer. All Works are agreed and stipulated to be “works made for hire,” as that term is used and understood within the Copyright Act of 1976, as amended or any successor statute. To the extent any Works are not deemed to be works made for hire as defined above, and to the extent that title to or ownership of any Invention or Work and all other rights therein are not otherwise vested exclusively in the Company, the Executive shall, without further consideration but at the expense of the Company, assign and transfer to the Company the Executive’s entire right, title and interest (including copyrights and patents) in or to those Inventions and Works.

5.7         Rights and Remedies Upon Breach.    If the Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 5.1 through 5.6 (the “Restrictive Covenants”), the Company shall, in addition to its right immediately to terminate this Agreement, have the right and remedy (which right and remedy shall be independent of others and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity) to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to the

Company or its affiliates and that money damages may not provide adequate remedy to the Company.

5.8         Covenants Currently Binding Executive.    The Executive warrants that his employment by the Company will not (a) violate any non-disclosure agreements, covenants against competition, or other restrictive covenants made by the Executive to or for the benefit of any previous employer or partner, or (b) violate or constitute a breach or default under, any statute, law, judgment, order, decree, writ, injunction, deed, instrument, contract, lease, license or permit to which the Executive is a party or by which the Executive is bound.

5.9         Litigation.    There is no litigation, proceeding or investigation of any nature (either civil or criminal) which is pending or, to the best of the Executive’s knowledge, threatened against or affecting the Executive or which would adversely affect his ability to substantially perform the duties herein.

5.10       Review.    The Executive has received or been given the opportunity to review the provisions of this Agreement, and the meaning and effect of each provision, with independent legal counsel of the Executive’s choosing.

5.11       Severability of Covenants.    The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

5.12       Blue-Penciling.    If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.

6.             Dispute Resolution.

6.1         Costs of Arbitration.    If either party brings an arbitration proceeding to enforce its rights under this Agreement, the prevailing party shall be entitled to recover from the other party all expenses incurred by it in preparing for and in trying the case, including, but not limited to, investigative costs, arbitration and court costs and reasonable attorneys’ fees.

6.2         No Jury Trial.    NEITHER PARTY SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

6.3         Personal Jurisdiction.    Both parties agree to submit to the jurisdiction and venue of the federal or state courts in the State of Maryland as to matters involving enforcement of this Agreement, including any award under an arbitration proceeding.

6.4         Arbitration.    SUBJECT TO THE COMPANY’S RIGHT TO SEEK INJUNCTIVE RELIEF AS SPECIFIED IN THIS AGREEMENT, ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, THE NATURE OF THE EXECUTIVE’S TERMINATION OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) SHALL BE RESOLVED IN ACCORDANCE WITH THE PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION. ANY RESULTING HEARING SHALL BE HELD IN THE WASHINGTON, D.C. METROPOLITAN AREA. THE RESOLUTION OF ANY DISPUTE ACHIEVED THROUGH SUCH ARBITRATION SHALL BE BINDING AND ENFORCEABLE BY A COURT OF COMPETENT JURISDICTION. THE ARBITRATOR(S) SHALL HAVE NO AUTHORITY TO MODIFY ANY PROVISION OF THIS AGREEMENT OR TO AWARD A REMEDY FOR A DISPUTE INVOLVING THIS AGREEMENT OTHER THAN A BENEFIT SPECIFICALLY PROVIDED UNDER OR BY VIRTUE OF THE AGREEMENT.

7.             Other Provisions.

7.1         Notices.    Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage paid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, four days after the date of mailing, as follows:

(i) if to the Company, to:

Optelecom-NKF, Inc.
12920 Cloverleaf Center Drive Germantown, Maryland 20874 Facsimile: (301) 528-8190
Attention: Chief Executive Officer

with copies to:

Thomas W. France, Esquire Venable LLP
8010 Towers Crescent Drive Suite 300
Vienna, Virginia 22182
Facsimile: (703) 821-8949

(ii) if to the Executive, to the Executive at the address most recently on the books and records of the Company.

Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

7.2         Entire Agreement.    This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto. In the event there is any conflict or ambiguity between the provisions of this Agreement and any other agreement, plan or policy of the Company relating to the Executive’s employment with the Company, the resolution of any such conflict or ambiguity shall be governed by the terms of this Agreement.

7.3         Waivers and Amendments.    This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Executive and a duly authorized officer (other than the Executive) of the Company (each, in such capacity, a party) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.4         Governing Law.    This Agreement has been negotiated and is to be performed in the State of Maryland, and shall be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State.

7.5         Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.6         Confidentiality.    Neither party shall disclose the contents of this Agreement or of any other agreement they have simultaneously entered into to any person, firm or entity, except the agents or representatives of the parties (including any tax advisors or attorneys of a party) and immediate family members, or except as required by law.

7.7         Word Forms.    Whenever used herein, the singular shall include the plural and the plural shall include the singular. The use of any gender or tense shall include all genders and tenses.

7.8         Headings.    The Section headings have been included for convenience only, are not part of this Agreement, and are not to be used to interpret any provision hereof.

7.9         Binding Effect and Benefit; Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives. This Agreement may be assigned by the Company to any entity in connection with a Change of Control; provided, however, that notwithstanding any other provision within this Agreement, this Agreement shall survive any Change in Control that shall occur for the remainder of the Term. The Executive may not assign this Agreement without the prior written consent of the Company.

7.10         Rule 409A.    If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.

7.11         Separability.    The covenants contained in this Agreement are separable, and if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability shall not affect the validity or enforceability of any of the other covenants, each of which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement or caused it to be executed and attested by their duly authorized officers as a document under seal on the day and year first above written.

ATTEST/WITNESS:	OPTELECOM-NKF, INC.

/s/ (ILLEGIBLE)	By:	/s/ Edmund Ludwig ( SEAL)
Chief Executive Officer

EXECUTIVE:

/s/ Steven Tamburo (SEAL)
Steven Tamburo